UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2026

Addentax Group Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-41478	35-2521028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Kingkey 100, Block A, Room 4805, Luohu District, Shenzhen City, China	518000
(Address of principal executive offices)	(Zip Code)

+(86) 755 86961 405

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATXG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition of Assets

On March 30, 2026, Addentax Group Corp. (the “Company”), through itself (the “Buyer”), completed the acquisition of 34,200,000 shares of common stock, par value $0.001 per share (the “Shares”), of Keemo Fashion Group Limited (“Keemo Fashion”), a Nevada corporation, from Guang Wen Global Group Limited (the “Seller”), pursuant to that certain Stock Purchase Agreement dated February 17, 2026 (the “Agreement”), which was previously disclosed in the Company’s Current Report on Form 8-K and Current Report on Form 8-K/A filed on February 19, 2026 and March 16, 2026, respectively.

The aggregate purchase price for the acquisition was approximately $5.5 million, which was satisfied through the transfer of a portion of an existing bond held by the Company. In connection with the consummation of the acquisition, the Company transferred a portion of such bond at closing, in the principal amount of approximately $5.5 million, to the Seller (or its designated counterparty) as consideration for the Shares.

Following the completion of the acquisition, the Company holds approximately 62.18% of the voting rights of the issued and outstanding shares of Keemo Fashion, on a fully diluted basis, and Keemo Fashion has become a controlled subsidiary of the Company.

This Report on Form 8-K, is hereby incorporated by reference into the Company’s Registration Statements on Form S-8 (File Nos. 333-282599 and 333-289481).

Item 9.01 Financial Statements and Exhibits.

Exhibit No.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Addentax Group Corp.

Date: March 30, 2026	By:	/s/ Hong Zhida
Hong Zhida
Chief Executive Officer